UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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Proxy Statement Pursuant to Section 14(a)

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CALIFORNIA MICRO DEVICES CORPORATION

(Name of Registrant as Specified in Its Charter)

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Registrant today issued the following news release and posted the news release to its http://annualmeeting.cmd.com website under the press releases tab.

CALIFORNIA MICRO DEVICES SETS THE RECORD STRAIGHT

CMD Board Reiterates Commitment to Add Two Dialectic Nominees

MILPITAS, Calif. – September 10, 2009 – California Micro Devices (Nasdaq Global: CAMD) (“CMD” or “The Company”) today responded to the statement issued by Dialectic Capital on September 10, 2009, in which it denied that it had reneged on a settlement agreement in connection with the Company’s 2009 Annual Meeting of Stockholders:

The CMD Board of Directors stands by its characterization of the verbal agreement Wade Meyercord, Chairman of the CMD Board, reached on September 3, 2009 with John Fichthorn, Managing Member of Dialectic, to settle the proxy contest between CMD and Dialectic. For further details, the Company directs stockholders to the chronology of the settlement discussions available at http://annualmeeting.cmd.com. That chronology demonstrates that Dialectic agreed to the addition of two of its nominees to an expanded CMD Board, and directed its counsel to draft a written agreement to that effect, only to renege on that agreement before the start of business the next day and before CMD had an opportunity to review that draft. The Board continues to believe that the agreed upon terms of the settlement provide the best solution for all CMD stockholders and reflect the outcome preferred by several of the Company’s largest stockholders.

Therefore, the CMD Board recommends that stockholders vote the Company’s WHITE proxy card to re-elect the current CMD Board members, and commits to adding two of Dialectic Capital’s nominees to the Board once the results of the election have been certified. In this way, stockholders can add new voices and ideas to the Board while preserving the experience and expertise of the current Board members.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of protection devices for the mobile handset, high brightness LED (HBLED), digital consumer electronics and personal computer markets. Detailed corporate and product information may be accessed at www.cmd.com.

Additional Information

In connection with its 2009 annual meeting of stockholders, California Micro Devices Corporation has established a website, http://annualmeeting.cmd.com, where stockholders may obtain information related to our annual meeting, including our proxy statement and annual report, and may vote.

Forward Looking Statement Disclaimer

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements include the company’s belief that adding two Dialectic nominees would provide the best solution for all CMD stockholders and reflects the outcome preferred by several of the company’s largest stockholders; the anticipated benefits of reelecting the existing board members and adding two Dialectic nominees; and the company’s expectations regarding timing and implementation of its proposal. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to the outcome of stockholder voting, the willingness of Dialectic’s nominees to join our board, whether our customers experience the demand we anticipate for their products, whether we incur unexpected operating expenses or obstacles to our cost reductions, whether there is increasing global economic stability, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, and whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases as well as the risk factors detailed in the company’s Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

For More Information Contact:

Kevin Berry, Chief Financial Officer

California Micro Devices

408-934-3144

Media Contact

Jeremy Jacobs / Rachel Ferguson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Contact

Arthur Crozier / Larry Miller

Innisfree

212-750-5833